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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

BIO-VASCULAR, INC. ADOPTS
SHAREHOLDER RIGHTS PLAN
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          ST. PAUL, Minn., June 19 -- Bio-Vascular, Inc. (Nasdaq:BVAS) announced today that it has adopted a shareholder rights plan to protect the company and its shareholders from unsolicited attempts or inequitable offers to acquire the company. The rights plan has no immediate dilutive effect and does not diminish the ability of the company or its shareholders to accept a fair offer for the company.

          To implement this shareholder rights plan, the company has declared a dividend distribution of one common share purchase right on each outstanding share of Bio-Vascular, Inc., common stock outstanding on July 15, 1996. Each right will entitle shareholders to buy one-tenth of a share of the company's common stock at an exercise price of $6.00. The rights will become exercisable following the 10th business day after: (a) a person or group announces acquisition of 15 percent or more of the company's common stock, (b) a person or group announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 15 percent or more of the company's common stock, or (c) the company's board of continuing directors determines that a person is an "adverse person," as defined in the rights plan.

          The company will be entitled to redeem the rights at $.001 per right at certain times as provided in the rights agreement. The rights will expire on June 11, 2006.

          If, prior to redemption of the rights, a person or group acquires 15 percent or more of the company's common stock or is determined by a majority of the company's "continuing directors" to be an "adverse person," then each right not owned by such a 15 percent shareholder or adverse person will entitle its holder to purchase, for $60 (10 times the rights current exercise price), shares of the company's common stock having a then current market value of $120 (20 times the rights exercise price). In addition, if the company sells more than 50 percent of its assets or earning power or is acquired in a merger or other business combination transaction in which it is not the surviving corporation, the acquiring person must assume the obligations under the rights, which will become exercisable to acquire common stock of the acquiring person at the discounted price.

          "This rights agreement is intended to protect our shareholders should Bio-Vascular become the target of hostile or unfriendly takeover tactics," said John T. Karcanes, president and chief executive officer. "It is designed to assure that all
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shareholders of the company receive a fair price for their company shares in the event of an acquisition of the company. It is also designed to make certain that all Bio-Vascular shareholders receive full and fair treatment in the event of an attempted takeover. The rights agreement was not adopted in response to any specific effort to acquire control of the company and Bio-Vascular directors are not aware of any such effort."

          Bio-Vascular, Inc., based in St. Paul, develops, manufactures and markets proprietary specialty medical products for use in thoracic, cardiac, neuro and vascular surgery. Its Vital Images subsidiary is a leading developer of 3-D volume rendering software for medical research, clinical diagnosis and surgical planning.


06/19/96